THE EMERGING GERMANY FUND INC. STOCKHOLDER MEETINGS
RESULTS (UNAUDITED)
An annual meeting of Stockholders of The Emerging
Germany Fund Inc. (the Fund) was held on Tuesday,
January 26, 1999 (the Meeting). The number of shares
issued, outstanding and eligible to vote as of
December 4, 1998 was 14,008,334.
The matters voted upon by stockholders and the
resulting votes for each matter are presented below:
1. Proposal No. 1(a). Expanding the Funds investment
objective from a predominantly German Investment
Portfolio to a broader European Investment
Portfolio.
For: 11,199,176 Against: 101,134 Abstain: 24,062
2. Proposal No. 1(b). Amending the Funds Articles of
Incorporation to change the Funds name from The
Emerging Germany Fund Inc. to Dresdner RCM Europe
Fund Inc.
For: 10,373,621 Against: 603,366 Abstain: 42,583
3. Proposal No. 2(a). Changing the Funds 1940 Act
subclassification from a closed-end investment
company to an open- end investment company and
amending and restating the Funds Articles of
Incorporation.
For: 11,134,179 Against: 140,467 Abstain: 25,924
4. Proposal No. 2(b). Modification and elimination of
certain of the Funds fundamental investment
restrictions upon conversion of the Fund to an
open-end investment company.
For: 11,089,058 Against: 132,004 Abstain: 79,507
5. Proposal No. 2(c). Approval of the proposed
investment management agreement between the Fund
and Dresdner RCM Global Investors LLC upon the
conversion of the Fund to an open-end investment
company.
For: 10,240,535 Against: 669,500 Abstain: 109,533
6. Proposal No. 2(d). Approval of a Rule 12b-1
distribution plan upon conversion of the Fund to
an open-end investment company.
For: 10,426,399 Against: 476,952 Abstain: 397,218
7. Proposal No. 3. Election of directors.
For
Withheld
Robert J. Birnbaum
10,920,285
723,680
Carroll Brown
10,654,962
713,603
Theodore J. Coburn
10,652,013
716,552
George N. Fugelsang
10,651,275
717,920
Ronald G. Olin
953,201
244,400
Ralph W. Bradshaw
953,201
244,400
Gary A. Bentz
993,500
204,101
William A. Clark
677,801
244,400
Messrs. James E. Dowd, Alfred W. Fiore, Siegfried A.
Kessler, Rolf Passow, Gottfried W. Perbix and Jacob
Saliba continue in office as directors.
8. Proposal No. 4. Selection of
PricewaterhouseCoopers LLP as independent accountants of the Fund for fiscal year ending
December 31, 1999.
For: 11,975,798 Against: 50,732 Abstain: 539,636
9. Proposal No. 5. Stockholder proposal seeking termination of the investment management agreement between Dresdner RCM Global Investors LLC and the
Fund.
For: 1,270,997 Against: 9,430,690 Abstain: 315,880
10. Proposal No. 6(a). Floor proposal seeking resignation of Class II and Class III directors.
For: 1,190,801 Against: 9,435,097 Abstain: 6,000
11. Proposal No. 6(b). Floor proposal seeking a tender offer at full net asset value for Fund shares.
For: 480,301 Against: 9,679,497 Abstain: 0
12. Proposal No. 6(d). Floor proposal requesting an independent study to determine if the Fund should seek reimbursement from any person(s) for legal and other expenses incurred in the cancellation of the 1998 annual meeting of stockholders and related litigation.
For: 204,901 Against: 9,679,497 Abstain: 275,400
13. Proposal No. 6(e). Floor proposal seeking repeal of Section 14 of the Funds By-laws.
For: 480,301 Against: 9,435,097 Abstain: 0
14. Proposal No. 7. Floor proposal seeking reimbursement from Dresdner RCM Global Investors
LLC and other parties for legal and other expenses incurred by the Fund with respect to litigation which delayed the annual stockholders meeting.
For: 946,401 Against: 9,679,497 Abstain: 6,000
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